Exhibit 99.1

**For Immediate Release**

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer of First Savings Bank Northwest Kari Stenslie, Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.

Reports Net Income for the Fourth Quarter of $1.5 Million or $0.09 Per Share and $2.7 Million
or $0.15 Per Share for the Year Ended December 31, 2012

Renton, Washington – January 28, 2013 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended December 31, 2012 of $1.5 million, or $0.09 per diluted share, compared to a net loss of $791,000, or $0.04 per diluted share for the quarter ended September 30, 2012 and net income of $927,000, or $0.05 per diluted share for the comparable quarter in 2011. For the year ended December 31, 2012, net income was $2.7 million or $0.15 per diluted share, compared to $4.2 million, or $0.24 per diluted share for the year ended December 31, 2011.

 “Net income of $1.5 million for the fourth quarter indicates a significant improvement from our third quarter. Currently, key financial indicators appear to be trending in the right direction. Loan originations, primarily multifamily and commercial real estate, were $54.2 million for the quarter, an increase of 77.1% from the third quarter, providing the Bank with the momentum to diversify its loan portfolio by lessening the concentration of one-to-four family loans and other loan types. Additionally, our exposure to construction loans declined during 2012. Our efforts to reduce nonperforming assets is reflected in a further $824,000 decrease in nonperforming loans during the fourth quarter to $22.8 million at December 31, 2012 and a $1.9 million decrease in other real estate owned (“OREO”) to $17.3 million. Total loans declined during 2012, however, decreases in nonperforming assets, combined with new loan originations, increased our performing assets and contributed to improvements in our net interest rate spread and margins for both the current quarter and the year. Loan delinquencies also declined, showing indications that several components of asset quality continue to improve.

On the liability side of our balance sheet, our excess liquidity allowed us to pay off a high cost $50.0 million advance that matured in January 2013, which will have a positive effect on both our cost of funds and net interest margin in the future. In addition, our certificate of deposit accounts continued to decrease during the fourth quarter, as part of our strategic plan to lower our cost of funds and increase our spreads,” stated Joseph W. Kiley III, President and Chief Executive Officer of First Savings Bank Northwest.

“Having joined the Company at the end of the third quarter of 2012, I’m currently focused on revising the strategic plan for the Bank, with a focal point of reducing our cost of funds and improving our operating efficiency. My first priority is to have the Memorandum of Understanding the Bank entered into in March 2012 with the Federal Deposit Insurance Corporation (“FDIC”) and the Washington State Department of Financial Institutions (“Washington DFI”), rescinded as soon as possible, as the Bank has worked diligently toward complying with all regulatory directives. My next goal is to achieve more efficiency within each department of the Bank, to create both income opportunities and operating expense reductions. Some of the cost saving measures have already occurred. During January 2013, the Bank’s Board of Directors voted to freeze the defined benefit pension plan, which will translate into cost savings for years to come. Finally, we will strive to develop more diversification within our deposit products, with an emphasis on transaction accounts to reduce our current concentration in certificates of deposit. We believe this diversification will positively affect our future cost of funds.

The Company’s fourth quarter results are a good start. We anticipate limited asset growth over the next year while we work to revise and implement our strategic plan. Additional plans to improve our efficiency ratio will include outsourcing processes when it is cost beneficial for the Bank and/or when a broader level of experience is needed.

The next year will be a challenge, but a challenge I believe our staff is capable of addressing. We will endeavor to seek changes that will have a positive impact on our Company’s operations in order to enhance shareholder value and customer service.” Mr. Kiley stated.

Highlights for the fourth quarter ended December 31, 2012 included:
•	Loan originations for the quarter increased 77.1% to $54.2 million compared to $30.6 million for the third quarter of 2012 and $9.4 million for the fourth quarter of 2011;
•	Nonperforming assets at December 31, 2012 decreased $2.7 million, or 6.3% to $40.1 million from September 30, 2012 and $9.6 million, or 19.4% from December 31, 2011;

•	OREO related expenses decreased $1.1 million to $507,000 for the quarter, compared to $1.6 million for the third quarter of 2012 and $955,000 for the comparable quarter in 2011;
•	Sales of OREO were $4.1 million during the quarter and generated net gains on sales of $180,000;
•
Additional expenses associated with the proxy contest litigation were $186,000, net of a refund receivable from our Directors and Officers’ insurance policy for the quarter, as compared to $264,000 for the third quarter of 2012. For the year ended December 31, 2012, net proxy contest and litigation expenses were $1.1 million with no comparable expenses during 2011;

•	The Company’s book value per share increased to $9.95 at December 31, 2012, from $9.84 at September 30, 2012 and $9.64 at December 31, 2011;
•	The Bank’s Tier 1 and total risk-based capital ratios at December 31, 2012 were 15.79% and 27.37%, respectively;

Based on management’s evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”), no provision was required for the fourth quarter of 2012. This compares to a third quarter 2012 provision of $700,000 and a $600,000 provision for the comparable quarter one year ago. The following contributed to the lack of need for a loan loss provision during the quarter ended December 31, 2012:

•
Classified assets decreased $9.5 million, or 15.5%, to $51.6 million at December 31, 2012 from $61.1 million at September 30, 2012 and $72.1 million at December 31, 2011. Classified assets include loans of lower quality where there is a distinct possibility that we will record a loss if the deficiencies are not corrected.

•	Delinquent loans, loans over 30 days past due, decreased $3.7 million to $20.9 million at December 31, 2012, from $24.6 million at September 30, 2012 and $26.7 million at December 31, 2011;
•
Our loan concentration levels in our five largest lending relationships continued to decline. The aggregate balance for these loans decreased $5.3 million to $85.6 million at December 31, 2012, from $90.9 million at September 30, 2012 and $96.9 million at December 31, 2011. All of these loans are performing;

•
Nonperforming loans decreased $824,000 to $22.8 million at December 31, 2012, from $23.6 million at September 30, 2012 and $23.7 million at December 31, 2011, continuing the trend of improvement within the loan portfolio;

•
Nonperforming loans as a percentage of total loans remained relatively unchanged at 3.4% at December 31, 2012, compared to September 30, 2012 and December 31, 2011, even as total loans decreased $6.7 million from the prior quarter and $49.1 million for the year, indicating an improvement in the performance of the loan portfolio;

Nonperforming assets decreased $2.7 million to $40.1 million at December 31, 2012, compared to $42.8 million at September 30, 2012, and totaled $49.7 million at December 31, 2011, as we continue to restructure loans and sell our OREO properties.

The ALLL decreased $1.7 million to $12.5 million at December 31, 2012 compared to $14.2 million at September 30, 2012, primarily as a result of net charge-offs of $982,000 during the third quarter. The ALLL represented 55.1% of nonperforming loans and 1.9% of total loans at December 31, 2012 compared to 60.1% and 2.1%, respectively, at September 30, 2012.

The following table presents a breakdown of our nonperforming assets:

				Three Month	One Year
	December 31,	September 30,	December 31,	Increase/	Increase/
	2012	2012	2011	(Decrease)	(Decrease)
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$6,248	$8,447	$9,808	$(2,199)	$(3,560)
Multifamily	4,711	4,711	949	-	3,762
Commercial real estate	6,274	2,287	3,736	3,987	2,538
Construction/land development	4,767	7,997	9,199	(3,230)	(4,432)
Consumer	759	141	-	618	759
Total nonperforming loans	22,759	23,583	23,692	(824)	(933)

OREO	17,347	19,209	26,044	(1,862)	(8,697)

Total nonperforming assets (1)	$40,106	$42,792	$49,736	$(2,686)	$(9,630)

Nonperforming assets as a percent
of total assets	4.25%	4.40%	4.69%

(1)
The difference between the $40.1 million of nonperforming assets at December 31, 2012, reported above, and the amount reported by certain analysts as our nonperforming assets is due to the analysts' inclusion of all TDRs as nonperforming loans, although 93.6% of our TDRs are performing in accordance with their restructured terms. The remaining 6.4% of TDRs that are nonperforming at December 31, 2012 are reported above as nonperforming loans.

The following table presents a breakdown of our OREO by county and property type at December 31, 2012:

	County					Number of	Percent of
	King	Pierce	Kitsap	All Other	Total OREO	Properties	Total OREO
	(Dollars in thousands)
OREO:
One-to-four family residential	$2,349	$1,183	$410	$375	$4,317	21	24.9%
Commercial real estate (1)	1,569	6,993	1,136	724	10,422	21	60.1
Construction/land development	-	1,345	654	609	2,608	7	15.0

Total OREO	$3,918	$9,521	$2,200	$1,708	$17,347	49	100.0%

(1)	Of the 21 properties classified as commercial real estate, nine are office/retail buildings, three are mixed-use buildings, five are developed lots and four are undeveloped lots.

OREO decreased $1.9 million, or 9.7%, to $17.3 million at December 31, 2012, from $19.2 million at September 30, 2012, as sales and write-downs of OREO exceeded transfers of loans into OREO during the quarter. We sold $4.1 million of OREO during the fourth quarter of 2012, generating net gains of $180,000. We evaluate our OREO inventory quarterly. As a result of this evaluation, we expensed $344,000 related to the decline in the market values of OREO properties in our portfolio during the quarter, as compared to $1.2 million for the third quarter of 2012. Additional expenses of $343,000 related to OREO were incurred during the quarter ended December 31, 2012. We continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

The following table presents a breakdown of our troubled debt restructured loans (“TDRs”):
				Three Month	One Year
	December 31,	September 30,	December 31,	Increase/	Increase/
	2012	2012	2011	(Decrease)	(Decrease)
	(In thousands)
Nonperforming TDRs:
One-to-four family residential	$3,422	$3,907	$3,994	$(485)	$(572)
Multifamily	1,058	1,058	-	-	1,058
Commercial real estate	-	-	902	-	(902)
Construction/land development	-	-	183	-	(183)
Consumer	48	48	-	-	48

Total nonperforming TDRs	4,528	5,013	5,079	(485)	(551)

Performing TDRs:
One-to-four family residential	52,644	52,467	52,768	177	(124)
Multifamily	1,239	1,243	2,504	(4)	(1,265)
Commercial real estate	11,965	11,058	10,883	907	1,082
Consumer	-	-	70	-	(70)

Total performing TDRs	65,848	64,768	66,225	1,080	(377)

Total TDRs	$70,376	$69,781	$71,304	$595	$(928)

During the fourth quarter of 2012, TDRs increased $595,000 to $70.4 million, compared to $69.8 million at September 30, 2012. Our philosophy is to restructure the loan so that the customer can continue to make payments while minimizing the potential loss to the Bank. As part of the restructure, the portion of the loan that is determined to be uncollectable is charged-off. After the restructure, the Bank expects full payment of the restructured amount. At December 31, 2012, $65.8 million, or 93.6% of TDRs were performing in accordance with their repayment terms. One-to-four family residential TDRs comprised 79.7% of total TDRs at December 31, 2012, compared to 80.8% at September 30, 2012. Commercial real estate TDRs comprised 17.0% of total TDRs at December 31, 2012, compared to 15.8% at September 30, 2012.

Net interest income for the fourth quarter of 2012 decreased $173,000 to $7.0 million, compared to the third quarter of 2012, and decreased $585,000, as compared to the same period in 2011. Net interest income for the twelve months ended December 31, 2012 decreased $3.4 million, or 10.3%, to $29.2 million, as compared to $32.6 million for the year ended December 31, 2011.

Interest income for the fourth quarter of 2012 decreased $1.9 million to $9.7 million, compared to the same quarter in 2011, primarily due to the $66.9 million or 9.3% decrease in our average loan portfolio. The decline in our loan portfolio was the result of loan payoffs, short sales, charge-offs and transfers of nonperforming loans to OREO, exceeding loan originations during the year. Interest income for the fourth quarter of 2012 decreased $409,000 to $9.7 million, compared to the third quarter of 2012. Interest income for the year ended December 31, 2012 was $41.5 million, a decrease of $9.6 million, or 18.8%, from December 31, 2011. This decrease reflects the continuing low interest rate environment and was primarily due to a $104.3 million decline in the average balance of loans during the year.

Interest expense decreased $1.3 million to $2.7 million for the quarter ended December 31, 2012, as compared to the same period a year ago. The primary reason for this decline in interest expense was related to our certificates of deposit. The average balance of our certificates of deposit decreased $116.6 million during the fourth quarter of 2012 compared to the same quarter in 2011, accounting for $648,000 of the decrease with the remaining $611,000 of the decline attributable to certificates of deposit repricing at lower market rates. We have priced our certificate of deposit accounts to reflect the lower interest rate environment, which has contributed to the decrease in the average balance as some of our customers have elected to invest in higher yielding investment products. Interest expense for the year ended December 31, 2012 decreased $6.3 million to $12.2 million, compared to $18.5 million for the twelve months ended December 31, 2011.

During January 2013, a $50.0 million FHLB advance, with an interest rate of 2.17%, matured. The Bank had sufficient liquidity to meet this obligation without further borrowings. The annual interest expense for this advance was $1.1 million.

Our interest rate spread and net interest margin increased 14 and 13 basis points to 2.86% and 3.09%, respectively, for the three months ended December 31, 2012, compared to the three months ended December 31, 2011. Our ratio of average interest-earning assets to average interest-bearing liabilities grew to 119.8% at December 31, 2012, from 115.0% at December 31, 2011, reflecting our efforts to convert nonearning assets to earnings assets. For the twelve months ended December 31, 2012, our interest rate spread and net interest margin were 2.85% and 3.08%, respectively, compared to 2.78% and 3.01%, respectively, for the year ended December 31, 2011.

Noninterest income for the quarter ended December 31, 2012 decreased $437,000 to $118,000 from the same quarter in 2011. There was one investment sale during the quarter ended December 31, 2012, resulting in a gain of $13,000, compared to $485,000 in net gains on the sales of investments during the same quarter in 2011. Noninterest income for the fourth quarter of 2012 remained relatively unchanged from the third quarter of 2012. For the year ending December 31, 2012, noninterest income decreased $1.7 million to $836,000, compared to $2.5 million for 2011, due to $1.9 million in higher net gains on the sales of investments during the year ended December 31, 2011.

Noninterest expense for the quarter ended December 31, 2012 decreased $1.0 million from the same quarter in 2011. This decrease was primarily due to the reduction of $448,000 of net expenses incurred during the quarter related to OREO properties. Our FDIC deposit insurance expense decreased $242,000 as a result of the termination in March 2012 of the Consent Order between the Bank, FDIC and Washington DFI. In addition, we incurred a $118,000 prepayment penalty during the fourth quarter of 2011, related to the early payoff of an FHLB advance with no comparable expense in the fourth quarter of 2012.

Noninterest expense for the twelve months ended December 31, 2012 decreased $866,000 to $25.3 million from $26.2 million, as compared to the same period in 2011. The decrease in noninterest expense during 2012 was primarily due to decreases in our FDIC deposit insurance expense of $1.4 million and a decrease of $589,000 in our insurance and bond premiums as a result of the termination of the Consent Order. These decreases were partially offset by proxy and related litigation expenses of $1.1 million, which is net of a refund receivable from our Directors and Officers’ insurance incurred during 2012. There were no comparable expenses incurred during 2011.

In December 2012, First Financial Northwest, Inc. and the Stilwell Group announced that a settlement was reached regarding the litigation in which the Stilwell Group challenged the counting of votes in a contested director election at the Company’s 2012 Annual Meeting of Shareholders.

In connection with the settlement, the Company entered into a Settlement Agreement and Mutual Releases on December 20, 2012, as amended on January 16, 2013, with the Stilwell Group. The original Settlement Agreement provided, among other things, that (i) Spencer L. Schneider will be given a seat on the Company’s Board after the Company and Mr. Schneider obtain any required regulatory approvals, and will then be nominated by the Company at the 2013 Annual Meeting of Shareholders for a full three-year term; (ii) Victor Karpiak will resign as Chairman of the Board immediately after Mr. Schneider joins the Board, but Mr. Karpiak will remain a member of the Board until September 1, 2013, whereupon he will resign from the Board; (iii) the Company will reimburse a portion  of the Stilwell Group’s proxy solicitation expenses in connection with the 2012 Annual Meeting; (iv) the Stilwell Group will support the Board’s nominees in the director elections to be held at the Company’s 2013, 2014 and 2015 Annual Meetings of Shareholders; and (v) the litigation will be dismissed with mutual releases exchanged.

Pursuant to the amended Settlement Agreement, the Company will instead appoint Kevin D. Padrick to its Board, rather than Mr. Schneider, subject to any required regulatory approvals, and will then nominate Mr. Padrick at the 2013 Annual Meeting of Shareholders for a full three-year term. Mr. Padrick is a Senior Principal of Obsidian Finance Group, LLC, whose offices are located in Lake Oswego, Oregon. All other significant terms of the settlement remain the same.

For more information regarding the settlement, please see the Company’s Form 8-Ks that were filed on December 19, 2012 and January 17, 2013.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon the Company and the Bank under the memoranda of understanding with the Federal Reserve, the FDIC and the Washington DFI, respectively, and the possibility that either the Company or the Bank will be unable to fully comply with this enforcement action which could result in the imposition of additional requirements or restrictions; our ability to pay dividends on our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules or as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	December 31,
Assets	2012	2011

Cash on hand and in banks	$4,289	$4,620
Interest-bearing deposits	83,452	160,141
Investments available-for-sale, at fair value	152,262	129,002
Loans receivable, net of allowance of $12,542 and $16,559	650,468	703,288
Premises and equipment, net	18,073	18,922
Federal Home Loan Bank stock, at cost	7,281	7,413
Accrued interest receivable	3,484	3,856
Federal income tax receivable	60	1,060
Deferred tax assets	1,000	-
OREO	17,347	26,044
Prepaid expenses and other assets	4,939	5,044
Total assets	$942,655	$1,059,390

Liabilities and Stockholders' Equity

Interest-bearing deposits	$659,643	$782,652
Noninterest-bearing deposits	6,154	6,013
Advances from the Federal Home Loan Bank	83,066	83,066
Advance payments from borrowers for taxes and insurance	2,186	2,093
Accrued interest payable	179	184
Other liabilities	4,310	4,062
Total liabilities	755,538	878,070

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares,
no shares issued or outstanding	-	-
Common stock, $0.01 par value; authorized 90,000,000 shares;
issued and outstanding 18,805,168 shares at December 31,
2012 and 2011	188	188
Additional paid-in capital	190,534	188,816
Retained earnings, substantially restricted	6,650	3,937
Accumulated other comprehensive income, net of tax	748	511
Unearned Employee Stock Ownership Plan ("ESOP") shares	(11,003)	(12,132)
Total stockholders' equity	187,117	181,320
Total liabilities and stockholders' equity	$942,655	$1,059,390

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statement of Income
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month		One Year
	December 31,	September 30,	December 31,	Increase /		Increase /
	2012	2012	2011	(Decrease)		(Decrease)
Interest income
Loans, including fees	$9,143	$9,539	$10,892	(4.2	) %	(16.1	) %
Investments available-for-sale	543	507	647	7.1		(16.1)
Interest-bearing deposits	62	111	107	(44.1)		(42.1)
Total interest income	$9,748	$10,157	$11,646	(4.0)		(16.3)
Interest expense
Deposits	2,194	2,429	3,501	(9.7)		(37.3)
Federal Home Loan Bank advances	516	517	522	(0.2)		(1.1)
Total interest expense	$2,710	$2,946	$4,023	(8.0)		(32.6)
Net interest income	7,038	7,211	7,623	(2.4)		(7.7)
Provision for loan losses	-	700	600	(100.0)		(100.0)
Net interest income after provision for loan losses	$7,038	$6,511	$7,023	8.1		0.2
Noninterest income
Net gain on sale of investments	13	-	485	100.0		(97.3)
Other	105	107	70	(1.9)		50.0
Total noninterest income	$118	$107	$555	10.3		(78.7)

Noninterest expense
Salaries and employee benefits	3,268	3,680	3,212	(11.2)		1.7
Occupancy and equipment	361	391	388	(7.7)		(7.0)
Professional fees	449	460	535	(2.4)		(16.1)
Data processing	161	174	188	(7.5)		(14.4)
Gain on sale of OREO property, net	(180)	(78)	(134)	130.8		34.3
OREO market value adjustments	344	1,157	492	(70.3)		(30.1)
OREO related expenses, net	343	486	597	(29.4)		(42.5)
Regulatory assessments	295	298	537	(1.0)		(45.1)
Insurance and bond premiums	101	100	247	1.0		(59.1)
Proxy contest and related litigation	186	264	-	(29.5)		100.0
Marketing	46	68	51	(32.4)		(9.8)
Other general and administrative	271	457	538	(40.7)		(49.6)
Total noninterest expense	$5,645	$7,457	$6,651	(24.3)		(15.1)
Income (loss) before federal income tax
benefit	1,511	(839)	927	280.1		63.0
Federal income tax benefit	-	(48)	-	100.0		-
Net income (loss)	$1,511	$(791)	$927	291.0		63.0

Basic earnings (loss) per share	$0.09	$(0.04)	$0.05	325.0		80.0
Diluted earnings (loss) per share	$0.09	$(0.04)	$0.05	325.0		80.0

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Year Ended December 31,
	2012	2011	2010
Interest income
Loans, including fees	$38,956	$46,608	$55,783
Investments available-for-sale	2,143	4,040	4,485
Interest-bearing deposits with banks	367	404	276
Total interest income	$41,466	$51,052	$60,544
Interest expense
Deposits	10,191	16,215	23,370
Federal Home Loan Bank advances	2,055	2,270	4,189
Total interest expense	$12,246	$18,485	$27,559
Net interest income	29,220	32,567	32,985
Provision for loan losses	3,050	4,700	53,100
Net interest income (loss) after provision for loan losses	$26,170	$27,867	$(20,115)
Noninterest income
Net gain on sale of investments	301	2,226	843
Other	535	307	198
Total noninterest income	$836	$2,533	$1,041

Noninterest expense
Salaries and employee benefits	13,826	13,259	12,347
Occupancy and equipment	1,552	1,555	1,657
Professional fees	1,850	1,966	2,148
Data processing	701	761	723
Gain on sale of OREO property, net	(607)	(1,561)	(185)
OREO market value adjustments	2,046	1,924	5,624
OREO related expenses, net	1,764	2,973	3,419
Regulatory assessments	1,004	2,437	2,837
Insurance and bond premiums	401	990	597
Proxy contest and related litigation	1,054	-	-
Marketing	227	205	233
Other general and administrative	1,474	1,649	1,663
Total noninterest expense	$25,292	$26,158	$31,063
Income (loss) before provision (benefit) for federal
income tax	1,714	4,242	(50,137)
Federal income tax provision (benefit)	(999)	-	3,999
Net income (loss)	$2,713	$4,242	$(54,136)

Basic earnings (loss) per share	$0.15	$0.24	$(3.11)
Diluted earnings (loss) per share	$0.15	$0.24	$(3.11)

The following table presents a breakdown of our loan portfolio (unaudited):

	December 31,
	2012		2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential: (1)
Permanent	$306,851	45.5%	$335,412	46.4%
Construction	177	0.1	-	-
	307,028	45.6	335,412	46.4
Multifamily:
Permanent	105,936	15.7	110,148	15.2
Construction	5,585	0.8	3,526	0.5
	111,521	16.5	113,674	15.7
Commercial real estate:
Permanent	207,436	30.8	218,032	30.2
Construction	12,500	1.8	12,500	1.7
Land	1,942	0.3	1,811	0.2
	221,878	32.9	232,343	32.1
Construction/land development: (2)
One-to-four family residential	608	0.1	6,194	0.9
Multifamily	8,375	1.2	855	0.1
Commercial	-	-	1,104	0.2
Land development	10,435	1.6	16,990	2.3
	19,418	2.9	25,143	3.5

Business	2,968	0.4	3,909	0.6
Consumer	11,110	1.7	12,499	1.7
Total loans	673,923	100.0%	722,980	100.0%
Less:
Loans in process	8,856		1,372
Deferred loan fees, net	2,057		1,761
ALLL	12,542		16,559
Loans receivable, net	$650,468		$703,288

(1)	Includes $139.8 million and $147.4 million of non-owner occupied loans at December 31, 2012 and December 31, 2011, respectively.
(2)	Excludes construction loans that will convert to permanent loans. We consider these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to the underlying collateral. At December 31, 2012, we had $12.5 million, or 5.6% of our total commercial real estate portfolio, $5.6 million, or 5.0% of our total multifamily loans and $177,000, or 0.1% of our total one-to-four family loan portfolio in these "rollover" type of loans. At December 31, 2011, we had $12.5 million, or 5.4% of our total commercial real estate portfolio and $3.5 million, or 3.1% of our total multifamily loan portfolio in these rollover type of loans. At December 31, 2012 and 2011, $1.9 million and $1.8 million, respectively, of commercial real estate loans were not included in the construction/land development category because we classify raw land or buildable lots where we do not intend to finance the construction as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
	(Dollars in thousands, except share data)
Performance Ratios:
Return (loss) on assets	0.63%	(0.32)%	0.54%	0.24%	0.34%
Return (loss) on equity	3.25	(1.70)	2.97	1.36	2.05
Equity-to-assets	19.85	19.01	18.44	17.61	17.12
Interest rate spread	2.86	2.84	2.80	2.88	2.72
Net interest margin	3.09	3.08	3.03	3.11	2.96
Average interest-earning assets to average
interest-bearing liabilities	119.82	118.96	117.64	116.28	115.03
Efficiency ratio	78.88	101.90	86.54	70.34	81.33
Noninterest expense as a percent of average total
assets	2.35	3.01	2.60	2.14	2.44
Book value per common share	$9.95	$9.84	$9.79	$9.71	$9.64

Capital Ratios (1):
Tier 1 leverage	15.79%	15.16%	14.85%	14.15%	13.54%
Tier 1 risk-based	26.11	26.04	25.98	24.36	23.49
Total risk-based	27.37	27.31	27.24	25.62	24.76

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	3.42%	3.54%	3.40%	3.78%	3.28%
Nonperforming assets as a percent of total assets	4.25	4.40	4.49	4.71	4.69
ALLL as a percent of total loans, net of
undisbursed funds	1.89	2.13	2.17	2.13	2.29
ALLL as a percent of nonperforming loans, net of
undisbursed funds	55.11	60.08	63.86	56.22	69.89
Net charge-offs to average loans receivable, net	0.25	0.15	0.16	0.49	0.09

Allowance for Loan Losses:
ALLL, beginning of the quarter	$14,168	$14,450	$14,832	$16,559	$16,634
Provision	-	700	650	1,700	600
Charge-offs	(2,202)	(2,341)	(1,349)	(3,699)	(688)
Recoveries	576	1,359	317	272	13
ALLL, end of the quarter	$12,542	$14,168	$14,450	$14,832	$16,559

Nonperforming Assets (2):
Nonperforming loans (3):
Nonaccrual loans	$18,231	$18,570	$17,853	$22,739	$18,613
Nonaccrual troubled debt restructured loans	4,528	5,013	4,773	3,644	5,079
Total nonperforming loans	22,759	23,583	22,626	26,383	23,692
OREO	17,347	19,209	22,206	22,448	26,044
Total nonperforming assets	$40,106	$42,792	$44,832	$48,831	$49,736

Performing troubled debt restructured loans	$65,848	$64,768	$62,762	$65,556	$66,225

_______
(1) Capital ratios are for First Savings Bank Northwest only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Year Ended
	2012	2011	2010	2009	2008
	(Dollars in thousands, except share data)
Performance Ratios:
Return (loss) on assets	0.27%	0.37%	(4.18)%	(3.14)%	0.39%
Return (loss) on equity	1.47	2.36	(26.59)	(15.18)	1.50
Dividend payout ratio	-	-	(2.73)	(15.60)	109.09
Equity-to-assets	19.85	17.12	14.62	17.37	23.31
Interest rate spread	2.85	2.78	2.40	1.86	1.84
Net interest margin	3.08	3.01	2.70	2.49	2.81
Average interest-earning assets to average
interest-bearing liabilities	118.12	113.33	113.35	123.31	131.20
Efficiency ratio	84.15	74.52	91.29	105.78	44.75
Noninterest expense as a percent of average total
assets	2.52	2.28	2.40	2.71	1.22
Book value per common share	$9.95	$9.64	$9.28	$12.14	$13.62

Capital Ratios (1):
Tier 1 leverage	15.79%	13.54%	11.73%	12.46%	15.61%
Tier 1 risk-based	26.11	23.49	18.38	19.20	23.04
Total risk-based	27.37	24.76	19.65	20.49	24.30

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	3.42%	3.28%	7.14%	11.23%	5.56%
Nonperforming assets as a percent of total assets	4.25	4.69	7.79	10.08	4.71
ALLL as a percent of total loans, net of
undisbursed funds	1.89	2.29	2.56	3.07	1.61
ALLL as a percent of nonperforming loans, net of
undisbursed funds	55.11	69.89	35.80	27.37	28.96
Net charge-offs to average loans receivable, net	1.07	1.39	6.55	3.38	0.04

Allowance for Loan Losses:
ALLL, beginning of the year	$16,559	$22,534	$33,039	$16,982	$7,971
Provision	3,050	4,700	53,100	51,300	9,443
Charge-offs	(9,591)	(11,025)	(65,476)	(35,302)	(432)
Recoveries	2,524	350	1,871	59	-
ALLL, end of the year	$12,542	$16,559	$22,534	$33,039	$16,982

Nonperforming Assets (2):
Nonperforming loans (3):
90 days or more past due and still accruing	$-	$-	$-	$-	$2,104
Nonaccrual loans	18,231	18,613	46,637	94,682	35,720
Nonaccrual troubled debt restructured loans	4,528	5,079	16,299	26,021	20,818
Total nonperforming loans	22,759	23,692	62,936	120,703	58,642
OREO	17,347	26,044	30,102	11,835	-
Total nonperforming assets	$40,106	$49,736	$93,038	$132,538	$58,642

Performing troubled debt restructured loans	$65,848	$66,225	$58,375	$35,458	$2,226

(1) Capital ratios are for First Savings Bank Northwest only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.